Exhibit 4.23

Execution copy

PARENT GUARANTEE

THIS PARENT GUARANTEE, dated as of January 29, 2010 (the “Parent Guarantee”) and granted by Luxottica Group S.p.A. (the “Parent”) to each of the purchasers set forth on Schedule A to the Note Purchase Agreement (as defined below), as purchasers (herein, each, including its respective successors and assigns duly registered in accordance with Section 14.1 of the Note Purchase Agreement referred to below, a “Noteholder” and, together, the “Noteholders”) of the U.S.$50,000,000 aggregate principal amount of 5.19% Series D Senior Guaranteed Notes due 2017 (the “Series D Notes”), U.S.$50,000,000 aggregate principal amount of 5.75% Series E Senior Guaranteed Notes due 2020 (the “Series E Notes”) and U.S.$75,000,000 aggregate principal amount of 5.39% Series F Senior Guaranteed Notes due 2019 (the “Series F Notes” and, together with the Series D Notes and the Series E Notes, the “Notes”) of Luxottica U.S. Holdings Corp., a corporation incorporated in Delaware (the “Company”), issued pursuant to the Note Purchase Agreement, dated January 29, 2010 (herein, as the same may be supplemented or amended from time to time, called the “Note Purchase Agreement”) between the Company, the Parent and the Noteholders.  Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned thereto in the Note Purchase Agreement.

W I T N E S S E T H :

WHEREAS, it is a condition precedent to the Noteholders entering into the Note Purchase Agreement and purchasing the Notes that the Parent executes this Parent Guarantee; and

WHEREAS, the Parent will be receiving a direct or indirect corporate benefit as a result of the issuance of the Notes and the application of the proceeds thereof by the Company;

NOW, THEREFORE, in consideration of the premises, and in order to induce the Noteholders to enter into the Note Purchase Agreement and to purchase the Notes from the Company, the Parent agrees as follows:

1.              GUARANTEE.

1.1.         Obligations Guaranteed.

The Parent hereby irrevocably, absolutely and unconditionally guarantees to the Noteholders: (a) the full and prompt payment of the principal of all of the Notes and of the interest thereon at the rate therein stipulated (including interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving the Company or the Parent) and the Make-Whole Amount, the Modified Make-Whole Amount, Additional Amounts and all other amounts owing to the Noteholders from time to time under the Notes and the Note Purchase Agreement when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, (b) the full and prompt performance and observance by the Company of each and all of the covenants and agreements required to be performed or observed by it under the terms of the Note Purchase Agreement, and (c) payment, upon demand by any Noteholder, of all costs and expenses, legal or otherwise (including reasonable attorneys’ fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Note Purchase Agreement or any of the other Financing Documents or in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity or enforcement of any of the Notes, the Note Purchase Agreement or any of the other Financing Documents or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clause (a), clause (b) and clause (c) being referred to herein as the “Guaranteed Obligations”).  The guaranty of the Notes herein provided for is a guaranty of the immediate and timely payment of the principal, interest, Make-Whole Amount or Modified Make-Whole Amount, if any, Additional Amounts and all other amounts owing to the Noteholders from time to time under the Notes and the Note Purchase Agreement when and as the same are due and payable and shall not be deemed to be a guaranty only of the collectibility of such payments and that in consequence thereof each Noteholder may sue the Parent directly upon such principal, interest and other amounts becoming so due and payable.

1.2.         Obligations Unconditional; Waivers.

(a)           The Guaranteed Obligations shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest and Make-Whole Amount or Modified Make-Whole Amount (if any) on the Notes and all other sums due pursuant to the Note Purchase Agreement and the Notes shall have been fully, finally and indefeasibly paid, and such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition, including, without limitation, any of the following, whether or not with notice to or the consent of the Parent:

(i)            the power or authority or the lack of power or authority of the Company to issue the Notes or to execute and deliver the Note Purchase Agreement, and irrespective of the validity of the Notes, the Note Purchase Agreement or of any defense whatsoever that the Company may or might have to the payment of the Notes (including, without limitation, principal, interest and the Make-Whole Amount or Modified Make-Whole Amount, if any) or to the performance or observance of any of the provisions or conditions of the Note Purchase Agreement, or the existence or continuance of the Company as a legal entity;

(ii)           any failure to present the Notes for payment or to demand payment thereof, or to give the Parent or the Company notice of dishonor for non-payment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Company to do any act or thing or to perform or to keep any covenant or agreement to be done, kept or performed under the terms of the Notes or the Note Purchase Agreement;

(iii)          the acceptance of any security or any guaranty, the advance of additional money to the Company, any extension of the obligation of the Notes, either indefinitely or for any period of time, or any other modification in the obligation of the Notes or of the Note Purchase Agreement or the Company thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;

(iv)          any act or failure to act with regard to the Notes or the Note Purchase Agreement or anything which might vary the risk of the Parent (including, without limitation, any release or substitution of any one or more of the endorsers or guarantors of the Guaranteed Obligations);

(v)           any action taken under the Note Purchase Agreement in the exercise of any right or power thereby conferred or any failure or omission on the part of any Noteholder to first enforce any right or security given under the Note Purchase Agreement or any failure or omission on the part of any Noteholder to first enforce any right against the Company, provided that nothing in this Section shall entitle any Noteholder to recover twice any sums claimed pursuant to this Parent Guarantee;

(vi)          the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Note Purchase Agreement, or of the payment, performance or observance thereof, provided that nothing in this Section shall entitle any Noteholder to recover twice any sums claimed pursuant to this Parent Guarantee;

(vii)         the failure to give notice to the Company or the Parent of the occurrence of any Default or Event of Default under the terms and provisions of the Note Purchase Agreement;

(viii)        the extension of the time for payment of any principal of, or interest (or Make-Whole Amount or Modified Make-Whole Amount or any other amount, if any) on, any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of the Note Purchase Agreement or the extension or the renewal of any thereof;

(ix)           the modification or amendment (whether Material or otherwise) of any obligation, covenant or agreement set forth in any Financing Document;

(x)            any failure, omission, delay or lack on the part of any Noteholder to enforce, assert or exercise any right, power or remedy conferred on such Noteholder in the Note Purchase Agreement, or any other act or acts on the part of the Noteholders;

(xi)           the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting, the Parent or the Company or any of the assets of any of them, or any allegation or contest of the validity of the Note Purchase Agreement or the disaffirmance of the Note Purchase Agreement in any such proceeding (it being understood that the obligations of the Parent under this Parent Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any Noteholder upon the insolvency, bankruptcy or reorganization of the Company or the Parent, all as though such payment had not been made);

(xii)          any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Parent from the performance or observance of any obligation, covenant or agreement contained in this Parent Guarantee;

(xiii)         the invalidity or unenforceability of any Financing Document;

(xiv)        the invalidity or unenforceability of the obligations of the Parent under this Parent Guarantee, the absence of any action to enforce such obligations of the Parent, any waiver or consent by the Parent with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by the Parent, including, without limitation, any failure or delay in the enforcement of the obligations of the Parent with respect to this Parent Guarantee or of notice thereof, or any suit or other action brought by any shareholder or creditor of, or by, the Parent or any other Person, for any reason, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of the Note Purchase Agreement, any other Financing Document or any other agreement;

(xv)         the impossibility or illegality of performance on the part of the Company or any other Person of its obligations under any Financing Document or any other instruments;

(xvi)        in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

(xvii)       any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Note Purchase Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(xviii)      the failure of the Parent to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Agreement;

(xix)         any sale, exchange, release or surrender of any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Parent of the Company under any Financing Document; or

(xx)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Parent in respect of the obligations of the Parent under this Parent Guarantee;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Parent Guarantee that the obligations of the Parent hereunder shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the full, final and indefeasible payment to the Noteholders of the principal of, interest on and Make-Whole Amount, Modified Make-Whole Amount and Additional Amounts owing under the Note Purchase Agreement and any other amounts due in respect of the Notes, and then only to the extent of such payments.  Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold the Parent liable hereunder, there shall be no obligation on the part of any Noteholder to resort, in any manner or form, for payment, to the Company, to any other Person or to the properties or estates of any of the foregoing.  All rights of any Noteholder pursuant to such Note and to this Parent Guarantee shall be considered to be transferred or assigned upon the transfer of such Note whether with or without the consent of or notice to the Parent or the Company.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given Default or Event of Default, this Parent Guarantee shall remain in full force and effect and shall apply to each and every subsequent Default and Event of Default.

(b)           Except as otherwise provided in this Parent Guarantee, to the fullest extent permitted by law, the Parent does hereby expressly waive:

(i)            all of the matters specified in clause (a) of this Section 1.2 and any notices in respect thereof;

(ii)           notice of acceptance of the Note Purchase Agreement;

(iii)          notice of any purchase or acceptance of the Notes under the Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Parent’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(iv)          notice of the amount of the Guaranteed Obligations, subject to the Parent’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time; and

(v)           any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Parent made under any judgment, order or decree based on this Parent Guarantee, and the Parent covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, any such law.

(c)           Each of the rights and remedies granted under this Parent Guarantee to each Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice to, or the consent of or any other action by, any other Noteholder.  Each Noteholder may proceed to protect and enforce this Parent Guarantee by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted, or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper legal or equitable remedy available under applicable law.

(d)           If any Noteholder shall have instituted any proceeding to enforce any right or remedy under this Parent Guarantee or under any Note held by such Noteholder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such Noteholder, then and in every such case each such Noteholder and the Company shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of each such Noteholder shall continue as though no such proceeding had been instituted.

(e)           The obligations of the Parent under this Parent Guarantee shall not be discharged nor shall the Parent liability be affected by any reduction occurring in, or any arrangement being made relating to any of the Company’s liabilities to one or more Noteholders as a result of any arrangement or composition made pursuant to any provisions of any applicable bankruptcy or insolvency laws or any analogous provision or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of any administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer to the Company or over all or a substantial part of the Company, and the Parent hereby agrees that the amount recoverable by any of the Noteholders from the Parent hereunder will be and will continue to be the full amount which would have been recoverable by such Noteholders from the Company in respect of the Company’s liabilities hereunder and under the other Financing Documents had no such arrangement or composition as aforesaid been entered into.

2.              COLLECTION EXPENSES.

In the event that the Parent shall be required to make any payment to any Noteholder pursuant to the provisions of this Parent Guarantee, it shall, in addition to such payment, pay to such Noteholder such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, the reasonable costs and expenses of attorneys or financial advisors incurred in connection with the evaluation and enforcement of any rights hereunder or under the other provisions of the Note Purchase Agreement, and any reasonable expenses or liabilities incurred by such Noteholder hereunder and thereunder shall survive the payment of the Notes, provided that the Parent shall not be required to pay any further amounts, costs, expenses or liabilities than have otherwise been paid pursuant to the terms of the Note Purchase Agreement or this Parent Guarantee.

3.              SUBROGATION.

To the extent of any payments made under this Parent Guarantee, the Parent shall be subrogated to the rights of any Noteholder receiving such payments, but the Parent covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any Noteholders for which full payment has not been made or provided for and, to that end, the Parent agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by the Parent in accordance with the provisions of this Parent Guarantee unless and until all of the Notes owned by Persons other than the Parent and all other sums due or payable under this Parent Guarantee have been fully paid and discharged.

4.              PREFERENCE; MARSHALING.

(a)           The Parent agrees that, to the extent the Company makes any payment on the Notes, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, common law or equitable cause, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Parent’s obligations hereunder, as if said payment had not been made.  The liability of the Parent hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Noteholder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

(b)           None of the Noteholders shall be under any obligation (i) to marshal any assets in favor of the Parent or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of the Parent hereunder or (ii) to pursue any other remedy that the Parent may or may not be able to pursue itself and that may lighten the Parent’s burden, any right to which the Parent hereby expressly waives.  The obligations of the Parent under this Parent Guarantee rank pari passu in right of payment with all other Indebtedness for borrowed money (actual or contingent) of the Parent which is not secured or the subject of any statutory trust or preference or which is not expressly subordinated in right of payment to any other debt.

5.              MAXIMUM GUARANTEED LIABILITY.

The Parent shall not be liable for any amounts in respect of any of the obligations guaranteed under this Parent Guarantee in excess of the aggregate of an amount equal to the sum of 200% of the aggregate principal amount of the Notes, plus interest (other than default interest, Make-Whole Amount, Modified Make-Whole Amount or Additional Amount) accruing thereon.

6.              ENTIRE AGREEMENT; AMENDMENTS; WAIVERS.

The Parent hereby agrees that this instrument contains the entire agreement between the parties and that there is and can be no other oral or written agreement or understanding whereby the provisions of this instrument have been or can be terminated, affected, varied, waived, amended or modified in any manner, unless the same be set forth and consented to in writing by the Parent and (i) all of the registered Noteholders in the case of Sections 1, 6, 13 or 14 or (ii) Required Holders in all other cases.

Any consent given pursuant to this Section 6 by a Noteholder which has (i) transferred or agreed to transfer all or a portion of its Notes to the Company, the Parent or any Subsidiary and (ii) provided such consent as a condition to such transfer, shall be valid and binding only upon such Noteholder.  Any amendment or waiver which becomes effective only with such consent (and the consents of all other Noteholders which were acquired under the same or similar conditions) shall be valid and binding only upon such Noteholder.

7.     SUCCESSORS AND ASSIGNS.

In respect of the obligations of the Company under the Notes, this Parent Guarantee shall be binding upon and inure to the benefit of the Noteholders (and for this purpose the Parent may treat the Person in whose name any Note is registered in the register maintained by the Company as the owner and holder of such Note for all purposes whatsoever and the Parent shall not be affected by notice to the contrary).  In respect of all other obligations of the Company guaranteed by this Parent Guarantee, this Parent Guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of the Parent and of any Noteholder.  This Parent Guarantee shall, without further consent of the Parent, pass to, and may be relied upon and enforced by, any successor or assignee of any Noteholder and any transferee or subsequent registered holder of any Note.

8.     JURISDICTION; SERVICE OF PROCESS.

The Parent is not entitled to immunity from judicial proceedings and agrees that, if judicial proceedings are brought by any Noteholder to enforce any right or remedy under this Parent Guarantee or under any Note, no immunity from such proceedings will be claimed by or on behalf of the Parent or with respect to its property.  With respect to any such suit, action or proceeding which may be brought by any Noteholder, the Parent hereby consents to submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Parent Guarantee and waives any objection which it may have to the venue of any such suit, action or proceeding in any such court and any claim or defense of inconvenient forum.  The Parent has delivered to you a true and correct copy of an instrument by which the Parent has irrevocably appointed National Registered Agents, Inc., with offices as at the date of this Parent Guarantee at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its authorized agent upon which process may be served in any such suit, action or proceeding and by which National Registered Agents, Inc. has accepted such appointment.  The Parent will take any and all action, including the execution and filing of all such documents and instruments, as may be necessary to effect and continue the appointment of such agent in full force and effect, or, if necessary, by reason of any fact or condition relating to such agent, to replace such agent (but only after having given notice thereof to each Noteholder).  The Parent agrees that service of process upon such agent and written notice of such service given to the relevant Parent as provided in Section 9 shall be deemed in every respect effective service of process upon the Parent in any such suit, action or proceeding in any such court.  In making the foregoing appointment and submission to jurisdiction, the Parent expressly waives the benefit of any contrary provisions of foreign law.  Nothing in this Section 8 shall affect the right of any Noteholder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against a Parent in any court in which the Parent is subject to suit.

9.     NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid).

Any such notice must be sent:

(a)           if to a Noteholder or its nominee, to such Noteholder or its nominee at the address specified for such communications in Schedule A to the Note Purchase Agreement, or at such other address as such Noteholder or its nominee shall have specified to the Company in writing, or

(b)           if to the Parent, to the Parent at Via C. Cantù 2, Milan 20123, Italy, to the attention of Enrico Cavatorta, or at such other address as Parent shall have specified to each Noteholder in writing.

Notices under this Section 9 will be deemed given only when actually received.

10.  GOVERNING LAW, ETC.

This Parent Guarantee shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

11.  SUBROGATION.

The Parent, irrevocably and unconditionally, until the obligations guaranteed hereunder shall have been indefeasibly paid in full or released, hereby waives all rights the Parent may have to be subrogated to the rights of the Noteholders and all other remedies that any of them may have against the Company or the Parent, in respect of which any payment is made hereunder.  If any amount shall be paid to the Parent on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the Noteholders and shall forthwith be paid to such Noteholders to be credited and applied upon the obligations guaranteed hereby, whether matured or unmatured, in accordance with the terms hereof.  The Parent agrees that its respective obligations under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or the Parent is rescinded or must be otherwise restored by any Noteholder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

12.  NO WAIVER.

No delay on the part of any Noteholder in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on the Parent shall be deemed to be a waiver of the obligation of the Parent or of the rights of any Noteholder to take further action without notice or demand as provided herein.

13.  WITHHOLDING TAXES.

All payments whatsoever under this Parent Guarantee will be made by the Parent in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Parent under this Parent Guarantee, the Parent will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Noteholder such additional amounts as may be necessary in order that the net amounts paid to such Noteholder pursuant to the terms of this Parent Guarantee after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount) (the “Additional Amounts”), shall be not less than the amounts then due and payable to such Noteholder under the terms of this Parent Guarantee before the assessment of such Tax, provided that no payment of any Additional Amounts shall be required to be made for or on account of:

(a)           any Tax that would not have been imposed but for the existence of any present or former connection between such Noteholder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Noteholder, if such Noteholder is an estate, trust, partnership or corporation or any Person other than the Noteholder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such Noteholder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Parent, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Parent Guarantee are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b)           any Tax that would not have been imposed but for the delay or failure by such Noteholder (following a written request by the Parent) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such Noteholder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such Noteholder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such Noteholder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Noteholder, and provided further that such Noteholder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Parent no later than 60 days after receipt by such Noteholder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c)           any combination of clauses (a) and (b) above;

and provided further that in no event shall the Parent be obligated to pay any Additional Amounts to any Noteholder (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Parent would be obligated to pay if such Noteholder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any Noteholder registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Parent shall have given timely notice of such law or interpretation to such Noteholder.

By acceptance of any Note, the Noteholder agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Parent all such forms, certificates, documents and returns provided to such Noteholder by the Parent (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such Noteholder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Parent with such information with respect to such Noteholder as the Parent may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any Noteholder to provide information with respect to any such Form or otherwise if in the opinion of such Noteholder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Noteholder, and provided further that each such Noteholder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Noteholder to the Parent or mailed to the appropriate taxing authority (which in the case of a United Kingdom Inland Revenue Form US-Company 2002 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of the Parent (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

On or before the date of the Closing the Parent will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Italy pursuant to clause (b) of the first paragraph of this Section 13, if any, and in connection with the transfer of any Note the Parent will furnish the transferee of such Note with copies of any Form and English translation then required.  Such Form shall be completed by the Purchaser and filed with the relevant financial intermediary within 60 days following receipt of such Form and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

If any payment is made by the Parent to or for the account of any Noteholder after deduction for or on account of any Taxes, and increased payments are made by the Parent pursuant to this Section 13, then, if such Noteholder at its sole discretion determines that it has received or been granted a refund of such Taxes, such Noteholder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Parent such amount as such Noteholder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the Noteholder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Noteholder shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Noteholder to disclose any information relating to its tax affairs or any computations in respect thereof.

The Parent will furnish the Noteholders, promptly and in any event within 60 days after the date of any payment by the Parent of any Tax in respect of any amounts paid under this Parent Guarantee, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Parent, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Noteholder.

If the Parent is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Parent would be required to pay any Additional Amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against any Noteholder, and such Noteholder pays such liability, then the Parent will promptly reimburse such Noteholder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Parent) upon demand by such Noteholder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Parent makes payment to or for the account of any Noteholder and such Noteholder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Noteholder shall, as soon as practicable after receiving written request from the Parent (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Parent, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Parent under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

14.  JUDGMENT CURRENCY INDEMNITY.

Any payment on account of an amount that is payable hereunder in Dollars which is made to or for the account of any Noteholder in lawful currency of any other jurisdiction (the “Other Currency”) whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Parent shall constitute a discharge of the Parent’s obligation under this Parent Guarantee only to the extent of the amount of Dollars which such Noteholder could purchase in the New York foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday) on which banks in New York are generally open for business following receipt of the payment first referred to above.  If the amount of Dollars that could be so purchased on such date is less than the amount of Dollars originally due to such Noteholder, the Parent shall indemnify and save harmless such Noteholder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Parent Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Noteholder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

15.  TERMINATION OR RELEASE.

This Parent Guarantee and the guarantee made herein by the Parent with respect to the Guaranteed Obligations shall terminate and the Parent shall be automatically released from all such Guaranteed Obligations hereunder upon the indefeasible full payment in cash and discharge of all amounts payable under the Notes and all other amounts payable under the Note Purchase Agreement and this Parent Guarantee.

16.  HEADINGS.

The descriptive headings of the several Sections of this Parent Guarantee are inserted for convenience only and do not constitute a part of this Parent Guarantee.

17.  SEVERABILITY.

Any provision of this Parent Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

18.  DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the meaning provided in the Note Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF the Parent has caused this Parent Guarantee to be executed the day and year first above written.

Luxottica Group S.p.A.

By:	/s/ Vito Giannola

Name: Vito Giannola
Title: Special Authorized Signatory